Exhibit 21.1

Subsidiaries of Registrant

Deep Well Oil & Gas (Alberta) Ltd., was incorporated in the province of Alberta, Canada on September 15, 2005.

Northern Alberta Oil Ltd., (formerly known as Mikwec Energy Canada Ltd.)was incorporated in the province of Alberta, Canada on September 18, 2003.